Exhibit 99.1
------------


                             UNITED-GUARDIAN REPORTS
                            STRONG SIX MONTH EARNINGS


     Hauppauge, NY, August 5, 2005 - United-Guardian, Inc. (AMEX:UG) reported today that sales for the first six months of the year reached a new high of $6,647,572, an increase of 11% over the same period last year. Earnings for the six-month period also reached a record high of $.30 per share, up from $.28 per share for the same period last year. For the three months ended June 30th, sales and earnings were down from the same period last year due primarily to the effects of a price increase that went into effect in the first quarter of the year.

     Ken Globus, President of United-Guardian, stated "We are very pleased that we have been able to continue to reach record levels of sales and earnings despite indications that the market for personal care products has been flat this year. As a result of some customers taking in extra inventory in the first quarter in anticipation of a price increase that we put into effect in March, second quarter sales were down compared to last year, but we expect this to even out during the next quarter. Our foreign sales, particularly into emerging markets like China, are expected to continue to increase, and we are also looking into methods of accelerating our development cycle for new products for the personal care and medical markets."

     United-Guardian is a manufacturer of cosmetic ingredients, personal and health care products, pharmaceuticals, and specialty industrial products.

                                                   Contact:   Robert S. Rubinger
                                                                Public Relations

                                                              (631) 273-0900


NOTE: This press release contains both historical and "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements about the company's expectations or beliefs concerning future events, such as financial performance, business prospects, and similar matters, are being made in reliance upon the "safe harbor" provisions of that Act. Such statements are subject to a variety of factors that could cause our actual results or performance to differ materially from the anticipated results or performance expressed or implied by such forward-looking statements. For further information about the risks and uncertainties that may affect the company's business please refer to the company's reports and filings with the Securities and Exchange Commission.


                   RESULTS FOR THE SIX AND THREE MONTHS ENDED
                         JUNE 30, 2005 and JUNE 30, 2004

                                                       SIX MONTHS ENDED           THREE MONTHS ENDED
                                                           JUNE 30,                     JUNE 30,
                                                      2005          2004           2005          2004
                                                     ------        ------         ------        ------
Revenue:                                          $ 6,647,572   $ 5,990,071    $ 2,767,455   $ 3,022,968
                                                   ----------    ----------     ----------    ----------
Costs and expenses:                                 4,366,899     3,946,302      1,929,439     2,027,191
                                                   ----------    ----------     ----------    ----------
      Income from operations                        2,280,673     2,043,769        838,016       995,777

Other income:                                          47,012       106,395         94,952        49,320
                                                    ---------    ----------      ---------    ----------
      Income before income taxes                    2,327,685     2,150,164        932,968     1,045,097

Provision for income taxes                            860,900       768,000        321,900       372,800
                                                    ---------     ---------      ---------     ---------
      Net income                                  $ 1,466,785   $ 1,382,164    $   611,068   $   672,297
                                                    =========     =========       ========     =========
Earnings per common share
   (basic and diluted)                            $      0.30   $      0.28    $      0.12   $      0.14
                                                    =========     =========      =========     =========


Additional financial information can be found at the company's web site at www.u-g.com.